Thursday August 31, 2000

Press Release

CYLINK CORPORATION COMPLETES ACQUISITION OF CELOTEK CORPORATION

Purchase to Expand Cylink's ATM Security Product Engineering, Manufacturing, and Marketing Capabilities

         SANTA  CLARA,  Calif.,  August 31, 2000 - Cylink  Corporation  (NASDAQ:
CYLK) has completed its previously announced acquisition of Celotek Corporation, a privately held developer of high-performance Asynchronous Transfer Mode (ATM) network security appliances used to secure voice, video and data transmissions over high-speed public and private wide area networks. Celotek has supplied the ATM encryption appliances that Cylink, under private label, sells to Fortune 500 companies, government agencies, and major financial organizations around the world.

         According to a formula set at the time of the definitive agreement, Cylink issued 1,610,545 shares of its common stock, representing a transaction value of $21.5 million, less certain expenses, for all privately held Celotek shares. The transaction, being treated as a purchase for accounting purposes, is expected to be dilutive to third quarter, 2000 results but is expected to begin positive contributions to operating results in the fourth quarter of 2000.

         The former Celotek Corporation, headquartered in the Research Triangle Park area of North Carolina, now becomes the Cylink ATM Technology Center, dedicated to continuing Cylink's leadership in developing ATM security applications and products. With this important capability, Cylink expects to continue current and future OEM and strategic partnerships involving ATM security. Mel Snyder, former Vice President Operations for Celotek, was named General Manager of the new ATM Technology Center.

         "Acquiring Celotek, its people, technology and channels is of great strategic importance to Cylink's customers and shareholders," said William P. Crowell, Cylink's president and chief executive officer.

         "As the primary means for mission critical backbone communications, ATM continues to grow rapidly among our customers, which include banks, financial institutions, service providers, and other large enterprises.

         "Cylink is now in an even better position to provide a variety of security solutions to protect information transmitted over ATM backbones and significantly reduce the risk to this crucial business information," Crowell said.

About Cylink Corporation

         Cylink Corporation develops, markets and supports a comprehensive family of secure e-business solutions. Founded in 1983, the Company was the first created to market security solutions that protect communications with public key cryptography. Cylink and its wholly owned subsidiaries



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serve  Fortune  500  companies,   multinational  financial   institutions,   and
government agencies worldwide. For more information, visit the Company's web site at http://www.cylink.com.

         Some of the matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results could be materially different. Forward-looking statements include the expectation that the acquisition will result in positive contributions to operating results in the future, that Cylink will continue the leadership of developing ATM security applications and products, that Cylink will continue to be involved in OEM and strategic partnerships involving ATM security, that the popularity or importance of the ATM technology will continue to grow, and that Cylink's position in the ATM business will be improved. Factors that could cause actual results to differ include but are not limited to market factors, such as unforeseen variations in the market for ATM technology, pricing pressures, costs of production, or market acceptance; technical factors, such as success in future product development or the emergence of alternative technologies; risks associated with the acquisition, such as Cylink's ability to retain and integrate the Celotek engineering team, Cylink's ability to manage the costs of integrating the acquired company and potential unforeseen liabilities associated with the acquisition; competitive factors, including the entry of large, well-capitalized companies. This list is not intended to be exhaustive; other risks associated with Cylink's are listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-K and the Annual Report to shareholders for the year ended December 31, 1999 and its reports on Forms 10-Q.

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